                                                                   EXHIBIT 10.26

                                                Queen Mary and Westfield College
                                                              Research Agreement

This Agreement is made as of the 8th Day of June 1999 between Queen Mary and Westfield College of Mile End Road, London El 4NS ("College")and Bioenvision Inc a Delaware Corporation of 30 Old Rudnick Lane, Dover, Delaware 19901, USA with offices at Trafalgar House, 11 Waterloo Place, London SW1Y 4AU ("Bioenvision")


WHEREAS:


       Stegram Pharmaceuticals Ltd of 44 Broomfield Drive, Billingshurst, Sussex RH14 9TM ("Stegram")has secured certain rights in connection with a substance known as Trilostane and as Modrenal and its use in pharmaceutical preparations ("Products")

       Stegram has granted Bioenvision a licence to manufacture and market Products

       The College has expertise in the evaluation of oestrogen receptors

       The College has been conducting a programme of research in support of Stegram's plans to develop and market Products ("Programme I")

       Bioenvision wishes the College to continue and expand Programme I in support of its plans to manufacture and market Products and wishes the results from this further programme of research ("Programme II") to be vested in Stegram

       The College is willing to continue and expand Programme I in support of Bioenvision's plans to manufacture and market Products



NOW IT IS HEREBY AGREED:


 1.    Definitions

       1.1 Programme II means a programme of research in support of Bioenvision's plans to manufacture and market Products which is generally described in Appendix 1.

       1.2 Foreground Intellectual Property means all intellectual property and results arising from Programme II and Foreground Intellectual Property includes any intellectual property arising from Programme I and defined as Foreground Intellectual Property in the agreement dated 4 July 1997 between the College and Stegram concerning Programme I a copy of which is attached to this Agreement for reference.

       1.3 Background Intellectual Property means all intellectual property existing at the time of this Agreement concerning the Products other than intellectual property which has arisen from Programme I and defined as Foreground Intellectual Property in the agreement dated 4 July 1997 between the College and Stegram concerning Programme I a copy of which is attached to this Agreement for reference.


                                     1 of 6
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                                                Queen Mary and Westfield College
                                                              Research Agreement


 2.  Programme II

      2.1 Programme II will be directed by Professor G P Vinson (Division of Biomedical Sciences) who will be the College's representative for all matters concerning Programme II.

      2.2 Should Bioenvision wish to modify Programme II then the College will endeavour to incorporate any modification that does not require additional resources and should additional resources be required then the College will endeavour to make these available subject to suitably qualified staff being available and mutual agreement on the charges for these resources.

      2.3 Should Professor G P Vinson (Division of Biomedical Sciences) no longer be willing to direct Programme II and/or be employed by the College then the College will endeavour to appoint a suitably qualified successor who is acceptable to Bioenvision and continue with Programme II.

      2.4 Should the College and Bioenvision be unable to agree on a successor to Professor G P Vinson (Division of Biomedical Sciences) then the College will endeavour to assist Bioenvision should it decide to make alternative arrangements to continue with Programme II.


 3.  Payments to the College

      3.1   Bioenvision undertakes to pay the College the following sums:

             Commencing on signature of this Agreement the sum of (pound)25,000 in 4 (four) equal quarterly instalments in respect of consumables and laboratory expenses in connection with Objective I of Programme II.

             Commencing on the date of appointment 12 (twelve) quarterly instalments of (pound)18,750 for services of a Research Assistant (Research Assistant I) which includes provision for (pound)2,500 per quarter for general laboratory services and consumables.

             Commencing on the date of appointment 12 (twelve) quarterly instalments of (pound)16,250 for services of a second Research Assistant (Research Assistant II) which includes provision for (pound)2,500 per quarter for general laboratory services and consumables.

      3.2 All payments will be due on presentation of the College's invoice and the College reserves the right to add VAT if required to do so.

      3.3 For the avoidance of doubt Bioenvision recognises that the sums payable according to this Article 3 are only sufficient to meet the estimated labour and direct material costs of Programme II.

      3.4 Should the College become aware that the direct materials costs will exceed those provided for in Article 3.1 then it will promptly notify Bioenvision of this and the College undertakes not to incur any such additional expenditure without the prior approval of Bioenvision.

 4.  Reporting

      4.1 The College will provide Bioenvision with quarterly written progress reports and a full and complete written report at the end of Programme II and Bioenvision agrees that at the request of Stegram the College may provide copies of these reports to Stegram.


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                                                Queen Mary and Westfield College
                                                              Research Agreement


      4.2 The College and Bioenvision may discuss experimental results and progress of Programme II at reasonable intervals at the request of either the College or Bioenvision.

      4.3 At the request of Bioenvision and/or Stegram the College and Stegram may discuss experimental results and progress of Programme II at reasonable intervals and may do so without reference to Bioenvision.


 5.  Foreground Intellectual Property


      5.1 Bioenvision recognises and understands that under the terms and conditions of a separate agreement between the College and Stegram all Foreground Intellectual Property is vested Stegram.


 6.  Background Intellectual Property

      6.1 The College has no interest in intellectual property owned and possessed by Bioenvision.

      6.2 Except where stated in this Agreement Bioenvision has no interest in any intellectual property owned and possessed by the College.


 7.  Publications

      7.1 Bioenvision recognises that the College has a statutory duty to freely disseminate results of its research and shall not prevent any publication of results arising from Programme II in accordance with this duty.

      7.2 Notwithstanding the provisions of Article 7.1 the College undertakes to provide Bioenvision and Stegram with a copy of any proposed publication and Bioenvision and/or Stegram may require the College to delay publication for a period not exceeding six (6) months in order to provide adequate time for consideration and protection of any intellectual property.

      7.3   No delay required by Bioenvision and/or Stegram according to Article
            7.2 shall prevent Research Assistant II from submitting a thesis for examination in accordance with procedures for examination for a higher degree of the University of London.


 8.  Use of Results and College Name

      8.1 Except where the information has already been placed in the public domain Bioenvision undertakes not to use or publish or authorise others to use or publish any information provided by the College hereunder or any abstract therefrom in any scientific or promotional or marketing or other material in connection with the Products without the prior written permission of the College.

      8.2    The College undertakes not to refuse permission according to
             Article 8.1 where the publication as a whole does not distort or misrepresent results or views expressed in the original material provided to Bioenvision.

      8.3 Nothing in this Agreement shall be interpreted as the College endorsing the Products in any way whatsoever.


                                     3 of 6
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                                                Queen Mary and Westfield College
                                                              Research Agreement


      8.4 Nothing in this Agreement shall be interpreted as giving Bioenvision or any other party any right or permission to use or to authorise others to use the name of the College or its emblem in any way whatsoever.

      8.5 Nothing in this Agreement shall be interpreted as giving the College or any other party any right or permission to use or to authorise others to use the name of Bioenvision or its emblem in any way whatsoever.


 9.  Testing of Substances

      9.1 No College employee may authorise the use of any substance in clinical trials or any procedures requiring or normally requiring ethical or regulatory approval unless specifically stated in writing and in accordance with the College's procedures for such approval.


 10. Warranties and Liabilities

      10.1 Bioenvision warrants that at the time of this Agreement it is the lawful owner of rights in respect of Products and Background Intellectual Property and has permission from Stegram to enter into this Agreement.

      10.2 In entering into this Agreement the parties to this Agreement recognise and agree that the College is not a party to any agreement between Stegram and Bioenvision concerning the subject matter of this Agreement.

      10.3 The College will endeavour to undertake Programme II in a professional and diligent manner but except in the case of death or personal injury arising from negligence of the College accepts no liability for any costs or expenses arising from any interpretation or reliance that Bioenvision or other parties may place on any part of the work product nor offers any warranty that it will solve any particular problem.

      10.4 Bioenvision undertakes to indemnify and keep the College indemnified against any costs or expenses arising from claims made against the College in connection with this Agreement including but not limited to any dispute with Stegram or the infringement of any rights of others.


 11. Duration and Termination

      11.1 This Agreement shall commence on the date of signature and shall terminate three years after the date of the last appointment according to Article 3 unless terminated earlier by mutual agreement of the parties to this Agreement.

      11.2 Bioenvision recognises that should Research Assistant II register for a higher degree of the University of London then the College will not agree to any termination that releases Bioenvision from its obligations according to Article 3 in respect of Research Assistant II.

      11.3 Either Bioenvision or the College may terminate this Agreement without further notice should the other party fail to meet its obligations under this Agreement and does not remedy any such failure within 2 (two) months of receipt of a written request from the other party to remedy any such failure.


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                                                Queen Mary and Westfield College
                                                              Research Agreement


      11.4 No termination of this Agreement shall release Bioenvision or the College from their obligations according to Articles 5, 7, 8 and 10.

      11.5 No termination of this Agreement shall affect the rights of Bioenvision or the College accrued up to up to the date of such termination including nor shall release Bioenvision from the obligation to make payments according to Article 3 for work carried out and/or reasonable commitments made up to the date of such termination.


 12.  Assignment

      12.1 Bioenvision shall not assign all or part of its rights or obligations under this Agreement to Stegram or any other third party without the prior written approval of the College, such approval not being unreasonably withheld where the transferee is a properly organised and competent body that agrees to accept all of Bioenvision's obligations to the College under this Agreement.

      11.2 The College shall not assign all or part of its rights or obligations under this Agreement to any third party without the prior written approval of Bioenvision, such approval not being unreasonably withheld where the transferee is a properly organised and competent body that agrees to accept all of the College's obligations to Bioenvision.


 12.  General

      12.1 No variation to this Agreement shall be recognised unless agreed to in writing by the parties to this Agreement.

      12.2 The parties to this Agreement agree that this Agreement is the sole agreement between the parties in connection with the subject matter and that this Agreement replaces and supercedes all previous agreements and understandings between the parties.

      12.3 This Agreement shall be governed by the laws of England and be subject solely to the jurisdiction of English Courts.


AGREED:

Name:              Dr CB Wood                          Dr D J Westlake

Position:             CEO                  Manager Research Grants and Contracts
          -------------------------


Signature: /s/    Dr CB Wood                  /s/    Dr D J Westlake
          -------------------------       -------------------------------------


On behalf of:  Bioenvision Inc                Queen Mary and Westfield College

Date:              14/6/99                                 7/6/99
     ------------------------------       -------------------------------------


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                                                Queen Mary and Westfield College
                                                              Research Agreement


I accept my obligations under this Agreement:

Name:             Professor G P Vinson

Signature:          /s/ G P Vinson
           ---------------------------------


             Division of Biomedical Sciences
            Queen Mary and Westfield College

Date                  7 June 1999
          ---------------------------------





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                                                Queen Mary and Westfield College
                                                              Research Agreement

                                   Appendix 1

                               Research Programme

                                  Programme II


Aim: to provide rigorous elucidation of the mode of action of trilostane, and analogues, on oestrogen receptor function at the molecular/cellular level.

Objectives: (in order of priority)

1. To establish interactions of trilostane with specific oestrogen receptor isoforms.

      Methods:

        (a)Continue IEF separation of receptor isoforms with quantitation of tritiated oestradiol binding in the presence and absence of trilostane. This will be performed on breast tumour samples now available, otherwise rat uterus.
        (b)Confirm actions of trilostane on affinity of oestradiol binding to receptor complement, using Scatchard analysis, in presence and absence of trilostane, on breast tumour cytosol preparations.


2. To establish directly whether the interactions observed in objective I affect receptor function.

      Method:

      Using an in vitro reporter system, the effect of trilostane on oestrogen receptor activity will be measured. Reporter constructs containing either the classical estrogen response element or an AP1 site will be incubated with oestrogen receptors in the presence or absence of trilostane, tamoxifen or both. Transcriptional activity will be assayed to determine whether trilostane has its effect at the nuclear level.


3. To determine the actions of trilostane on breast cancer cell proliferation, in the presence and absence of tamoxifen.

      Methods:

        (a)In vitro. Breast cancer cell lines, e.g. MCF 7, ZR 75, etc., will be used in culture to establish the effects of trilostane on oestradiol induced proliferation in the presence and absence of tamoxifen.
        (b)In vitro. Epithelial cells isolated from primary breast tumours will be grown in culture in the presence and absence of trilostane, as for
           (a).
        (c)In vitro. MCF-7 cells in culture will be cultured in the presence of tamoxifen to obtain by selection a tamoxifen resistant cell line. Use of these cells in culture in the presence or absence of trilostane will determine its effects in a situation that replicates that of patients who fail to respond to tamoxifen treatment.
        (d)In vivo. Primary breast tumour cells from patients will be transplanted into immunodeficient mice. The effects of trilostane on tumour growth in the presence and absence of tamoxifen will be determined.


 4. To establish the precise nature of trilostane interaction with oestrogen receptor isoforms in the absence of oestrogen, showing more directly to which isoforms trilostane binds, and with what affinity.


                                     1 of 2


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                                                Queen Mary and Westfield College
                                                              Research Agreement


Method:

Using tritiated trilostane in IEF and Scatchard analysis of binding characteristics. By then competing with unlabelled oestradiol this method will also determine whether trilostane binding is competitive, or allosteric. If the latter, this would suggest that results obtained under Objective 1 may not reveal the full extent of trilostane interactions with the receptor, and may underestimate its possible effects on oestrogen action.


                                     2 of 2

                                                Queen Mary and Westfield College
                                                              Research Agreement


This Agreement is made this 6th Day of July 1997 between Queen Mary and Westfield College of Mile End Road, London El 4NS ("College") and Stegram Pharmaceuticals Ltd of 44 Broomfield Drive, Billingshurst, Sussex RH14 9TM ("Stegram")

 WHEREAS


Stegram has secured certain rights in connection with a substance known as Trilostane and as Modrenal its use in pharmaceutical preparations ("Products").

Stegram wishes the College to undertake a programme of research in support of its plans to develop market Products (Programme").

The College has expertise in the evaluation of oestrogen receptors.

The College is willing to undertake a programme of research in support of Stegram's plans.


NOW IT IS HEREBY AGREED


1. Programme

      1.1 The Programme will be directed by Professor G P Vinson (Department of Biochemistry) who will be the College's representative for all matters concerning the Programme.

      1.2 The Programme has been agreed with Stegram and for the avoidance of doubt is generally described in Appendix 1.

      1.3   The Programme is expected to be completed by the end of May 1998.

2. Payment

      2.1 Stegram undertakes to pay the College the sum of (pound) 10,000 as a contribution towards the expenses of the Programme.

      2.2 The payment will be due on signature of this Agreement on presentation of the College's invoice and the College reserves the right to add VAT if required to do so.

      2.3 Stegram recognises that this sum does not represent the true cost of the Programme and that additional costs will be met from other College funds.

3. Reporting

      3.l The College will provide a written report and commentary on experimental results at the end of the Programme.

      3.2 The College and Stegram may discuss experimental results and the Programme at reasonable intervals.

4. Results, Discoveries and Inventions

      4.l In the first instance the College shall own all intellectual property arising from this Programme ("Foreground Intellectual Property") and the College undertakes not to enter into any arrangements with third parties in connection with this that are not foreseen by this Agreement.

      4.2 The College shall be responsible for making its staff aware of the need for confidentiality and delaying disclosure of results in order to apply for such protection of Foreground Intellectual Property that it deems necessary and ensuring that the names of inventors and claims to invention are properly registered.

      4.3 Should the College decide not to apply for any specific protection of Foreground Intellectual Property then it will inform Stegram and Stegram may do so in conjunction with the College or otherwise and the College will endeavour to assist Stegram in this matter through supply of information in its possession, authorising the signing of documents, continuing to maintain confidentiality and delaying publication.

      4.4 Should Stegram or the College believe Foreground Intellectual Property might be used commercially then it will advise the other party and the parties will meet to determine the most appropriate way to proceed and the contributions of Stegram the College and any third party(ies).

      4.5 After reimbursing the College and/or Stegram for expenses incurred under Articles 4.2 and/or 4.3 any remaining proceeds shall be distributed as follows

                          Third party(ies)   )
                          Stegram            ) according to contribution
                          College            )

      4.6 The College shall be responsible for distributions to its staff and students according to its published policy.

      4.7 The College and Stegram will endeavour to reach mutual agreement under Articles 4.4 and 4.5 and shall first refer any dispute to a mutually acceptable party and failing resolution shall refer the dispute to an arbitrator appointed by the President for the time being of the Royal Society of Chemistry whose decision shall be binding on both parties.

5. Background Intellectual Property

      5.1 At the commencement of this Agreement Stegram shall be deemed to be the owner of all existing intellectual property concerning the Products and applications concerning breast cancer ("Background Intellectual Property").

      5.2 Should Stegram enter into negotiations with third parties with a view to sale or transfer of its interest in or to granting a licence for use of part or all of Background Intellectual Property then Stegram will promptly advise the College of any such negotiations and keep the College informed as to their progress.

      5.3 Before Stegram concludes any negotiations it will meet with the College and determine the contribution, to that date, of Stegram and the College to any enhancement of the value of the Products and Background Intellectual Property brought about by access to Foreground Intellectual Property.

      5.4 The parties recognise and accept that Stegrams obligations under Articles 5.2 and 5.3 shall exclude negotiations with any third party already having a licence from Stegram in connection with the Products unless these involve Foreground Intellectual Property and use of the Products in connection with breast cancer.

      5.5 The enhancement in value shall be divided between the College and Stegram by reference to the respective contributions agreed according to Article 5.3.

      5.6 The College shall be responsible for distribution of its share of any enhancement in value to its staff according to its published policy.

      5.7 The College and Stegram will endeavour to reach mutual agreement under Articles 5.3 and 5.4 and shall first refer any dispute to a mutually acceptable party and still failing resolution shall refer the dispute to an arbitrator to be appointed by the President for the time being of the Royal Society of Chemistry whose decision shall be binding on both parties.

6. Publications

      6.1 Stegram recognises that the College has a statutory duty to freely disseminate results of its research and shall not prevent any publication of results arising from this Programme in accordance with this duty.

      6.2 Notwithstanding the provisions of Article 6.1 the College undertakes to provide Stegram with a copy of any proposed publication and Stegram may require the College to delay publication for a period not exceeding six (6) months in order to provide adequate time for consideration and protection of any intellectual property.

7. Use of Results and College Name

      7.1 Stegram undertakes not to use or publish or authorise others to use or publish any information or results provided by the College hereunder or any abstract therefrom in any scientific or promotional or marketing or other material in connection with the Products without the prior written permission of the College.

      7.2 The College undertakes not to refuse permission where the publication as a whole does not distort or misrepresent results or views expressed in the original material provided to Stegram.

      7.3 Nothing in this Agreement shall be interpreted as the College endorsing or being associated with the Products in any way whatsoever.

      7.4 Nothing in this Agreement shall be interpreted as giving Stegram any right or permission to use or to authorise others to use the name of the College or its emblem in any way whatsoever.

8. Testing of Substances

      8.l No College employee may authorise the use of any substance in clinical trials or any procedures requiring or normally requiring ethical or regulatory approval unless specifically stated in writing and in accordance with the College's procedures for ethical approval.

9. Warranties and Liabilities

      9.1 The College will endeavour to undertake the Programme in a professional and diligent manner but accepts no liability for any costs or expenses arising from any interpretation or reliance that Stegram or other parties may place on the work product nor offers any warranty that it will solve any particular problem.

      9.2 Stegram undertakes to indemnify the College against any costs or expenses arising from this Agreement including but not limited to any dispute concerned with Stegram's rights in the Products or the infringement or any rights of others.

10. General

      10.1 This Agreement shall be governed by the laws ot England and be subject solely to the jurisdiction of English Courts.




AGREED

Name:              G Margetts                             Dr D J Westlake
           ------------------------------

Signature: /s/     G Margetts                   /s/     Dr D J Westlake
           ------------------------------       --------------------------------

On behalf of  Stegram Pharmaceuticals Ltd       Queen Mary and Westfield College

Date                  9/7/97                                 4/7/97
           ------------------------------       --------------------------------


I accept my obligations under this Agreement

Name:          Professor G P Vinson
           -----------------------------

Signature: /s/     G P Vinson
           -----------------------------

           Department of Biochemistry

        Queen Mary and Westfield College

Date              7 July 1997
     -----------------------------------

                                   Appendix 1

                               Research Programme

Purpose

      To determine the interactions of trilostane (Modrenal) with oestrogen receptor isoforms in the uterus and in breast tumours.

Objectives

      We will use ligand binding and gel electrophoretic fractionation, as appropriate, to characterise oestrogen receptor proteins in human uterus, and breast tumours.

      We will use breast tissue obtained at operation, and endometrial samples from women of known reproductive status and stage of the menstrual cycle, undergoing hysterectomy for benign conditions.

      Cytosols from these tissues will be prepared as described in our publications*, incubated with radioactively labelled oestradiol, and specifically bound fractions will be separated on isoelectric focusing gels to separate the four oestrogen receptor subtypes. Quantitation of radiolabelled oestrogen bound to each isoform will be by liquid scintillation counting of gel slices.

      Ten samples of each tissue type will be used, and in each case, specifically labelled oestradiol will be "competed" with (i) unlabelled oestradiol (ii) tamoxifen (iii) Modrenal at varying concentrations.

Expected Results

      The data are expected to show the relative affinities of the oestrogen isoforms present in the two tissue types for oestradiol, tamoxifen and Modrenal. In particular they are expected to reveal whether the anti-cancer efficacy of Modrenal may be associated with binding to one or more of the 4 oestrogen receptor subtypes that may be present.

   *V.A. Baker, J.R. Puddefoot, S. Marsigliante, S. Barker, A.W. Goode and G.
      P. Vinson, (1992). Oestrogen receptor isoforms, their distribution and relation to progesterone receptor levels in breast cancer samples. Brit.
      J. Cancer. 66. 1083-1087.

   J.R. Puddefoot, V.A. Baker, B. Bakkers, S. Marsigliante, S. Barker, C.
      Panahy, A.W. Goode, R. Carpenter and G.P. Vinson, (1993). The nature and significance of multiple isoforms of the oestrogen receptor in breast tumours. J. mol. endocr., II. 83-90.